Exhibit 99.(a)(5)

HEALTHWAYS, INC.

(the “Company”)

ELECTION WITHDRAWAL NOTICE

To Healthways, Inc.:

I previously received a copy of the Company’s offering materials filed with the Securities and Exchange Commission on Schedule TO on December 2, 2008 (the “offering materials”), and completed the Letter of Transmittal, in which I elected to tender all of my eligible options. I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to the Company in accordance with the terms set forth in the offering materials, none of my eligible options will be purchased and instead continue to be governed by the Company’s corresponding 1996 Stock Incentive Plan, as amended, 2001 Amended and Restated Stock Options Plan, or 2007 Stock Incentive Plan, as applicable, and the relevant option agreement(s) between the Company and me. I further understand that this Notice will only be effective upon receipt by the Company in the manner described in the offering materials and such receipt must occur prior to the expiration of the offer.

I have completed and signed this Notice exactly as my name appears on my original Letter of Transmittal.

Signature:
Print Name:
Date: